Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2018 Second Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--November 1, 2017--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its quarter and six months ended September 30, 2017.

Gross loans increased to $1.15 billion as of September 30, 2017, a 4.8% increase from the $1.10 billion of loans outstanding as of September 30, 2016. Gross loans in the US increased 3.2%. Gross loans in the US benefited from the acquisition of $8.5 million in gross loans during the quarter. Gross loans in Mexico increased 19.5% in US dollars. However, gross loans in Mexico increased only 11.9% in Mexican pesos. Our unique borrowers in the US increased by 36,751, or 4.9% during the second quarter of fiscal 2018. This is compared to an increase of 20,614, or 2.8%, in the second quarter of fiscal 2017 and an increase of 11,081, or 1.4%, in the second quarter of fiscal 2016.

Net income for the second quarter decreased 36.7% to $9.8 million compared to $15.5 million for the same quarter of the prior year. Net income per diluted share decreased 37.4% to $1.10 in the second quarter of fiscal 2018 compared to $1.76 in the prior year quarter.

Total revenues increased to $131.0 million for the second quarter of fiscal 2018, a 1.3% increase from the $129.3 million reported for the second quarter last year. Revenues from the 1,286 offices open throughout both quarterly periods increased by 0.8%. Interest and fee income increased 1.2% from $117.0 million to $118.4 million in the second quarter of fiscal 2018 primarily due to an increase in average earning loans. Insurance and other income increased by 2.6% to $12.6 million in the second quarter of fiscal 2018 compared with $12.3 million in the second quarter of fiscal 2017.

Accounts in the US that were 61 days or more past due increased to 5.7% on a recency basis and to 7.4% on a contractual basis at September 30, 2017, compared to 5.3% and 7.0%, respectively, at September 30, 2016. On a consolidated basis, accounts that were 61 days or more past due increased to 6.5% on a recency basis and to 8.4% on a contractual basis at September 30, 2017, compared to 5.5% and 7.7%, respectively, at September 30, 2016. As a result of the higher delinquencies, our allowance to net loans increased from 9.7% at September 30, 2016 to 10.5% at September 30, 2017.

As previously disclosed, the Company ceased all in-person collection visits at the end of fiscal 2016. Following the change in practice, we experienced an increase in delinquencies and charge-offs. We have seen an improvement in net charge-offs during the first and second quarters of fiscal 2018 compared to 2017 and charge-offs. Consolidated net charge-offs as a percentage of average net loans on an annualized basis decreased from 15.6% to 14.0% when comparing the two quarters. However, the consolidated provision for the quarter increased $3.1 million when comparing the second quarter of fiscal 2018 to the second quarter of fiscal 2017. This is primarily due to an increase in net charge-offs and delinquent accounts in Mexico. Consolidated net charge-offs were down $2.4 million when comparing the two quarters. The portion of the provision related to an increase in loans outstanding, which increased $1.2 million quarter over quarter due to gross loans outstanding increasing $37.3 million in the second quarter of fiscal 2018 versus $8.1 million in the second quarter of fiscal 2017. The US provision decreased $1.6 million when comparing the second quarter of fiscal 2018 to the second quarter of fiscal 2017. This is due to a decrease in net charge-offs of $4.5 million. The portion of the US provision related to an increase in loans outstanding increased $1.6 million quarter over quarter. There was also a $1.3 million increase in the US provision due to a larger increase in accounts that became 90 days past due in the second quarter of 2018 compared to the second quarter of 2017.

General and administrative (“G&A”) expenses amounted to $70.9 million in the second quarter of fiscal 2018, a 11.7% increase over the $63.5 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 49.1% during the second quarter of fiscal 2017 to 54.1% during the current quarter. G&A expenses per average open office increased by 11.3% when comparing the two quarters. G&A expense increased due to increased advertising expense, personnel costs, and legal and professional expense.

Personnel expense increased $3.8 million quarter over quarter. Personnel expense in the US increased $1.8 million. Personnel expense in the US increased primarily due to an increase in part-time employees hired to enable our branch offices to extend their hours without significant overtime or hiring additional full time employees as well as expense associated with equity awards granted during October 2016.

Advertising expense increased 30.3%, or $1.2 million, due to an increase in our direct marketing program relative to the same quarter last year.

Legal and professional expense increased $1.9 million primarily due to additional expense related to the previously disclosed investigation related to our operations in Mexico. We incurred $1.3 million in expense directly related to the investigation during the quarter. See “Other Matters” below for additional information regarding the investigation.

Interest expense for the quarter ended September 30, 2017, decreased by $700,000, or 13.2%, from the corresponding quarter of the previous year. The decrease in interest expense is due to a 14.0% decrease in the average debt outstanding, from $365.0 million to $313.8 million for the quarters ended September 30, 2016 and 2017, respectively. The Company’s debt to equity ratio decreased from 0.9:1 at September 30, 2016, to 0.7:1 at September 30, 2017.

The Company’s second quarter effective income tax rate increased to 40.0% compared with 36.6% in the prior year’s second quarter.

Other key return ratios for the second quarter included a 7.6% return on average assets and a return on average equity of 14.3% (both on a trailing 12-month basis).

At September 30, 2017, we had approximately 162,000 accounts and approximately $123.7 million in gross loans outstanding in Mexico. There were $103.5 million in gross loans as of September 30, 2016. Annualized net charge-offs for Mexico as a percentage of average net loans increased from 11.1% for the second quarter of fiscal 2017 to 19.9% for the current fiscal quarter. Additionally, our Mexican 61+ day delinquencies were 13.2% and 17.3% on a recency and contractual basis, respectively, as of September 30, 2017, a change from 7.4% and 13.6%, respectively, as of September 30, 2016.

Six-Month Results

For the first six-months of the fiscal year, net income decreased 28.8% to $22.9 million compared with $32.1 million for the six-months ended September 30, 2016. Fully diluted net income per share decreased 29.4% to $2.58 in the first six months of fiscal 2018 compared with $3.65 for the first six-months of fiscal 2017. Year to date net income for Mexico decreased $5.8 million from $3.1 for the six months ended September 30, 2016, to a loss of $2.7 million for the six months ended September 30, 2017.

Total revenues for the first six-months of fiscal 2018 increased 1.4% to $259.9 million compared with $256.3 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans decreased from 15.3% during the first six-months of fiscal 2017 to 13.9% for the first six-months of fiscal 2018.

Other Matters

As previously disclosed, we are conducting an investigation of our operations in Mexico, focusing on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We promptly retained outside legal counsel and forensic accountants to lead the investigation upon receipt of an anonymous letter regarding compliance matters, and we have voluntarily contacted the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) to advise both agencies that an investigation is underway. We are committed to compliance with applicable laws and regulations, intend to cooperate fully with both the SEC and the DOJ, and are developing and executing a remediation plan to ensure compliance with applicable laws and regulations and to remediate the material weaknesses in our internal control over financial reporting.

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. While the Company believes its marketing and lending practices are lawful, there can be no assurance that the CFPB’s ongoing investigation or future exercise of its enforcement, regulatory, discretionary or other powers will not result in findings or alleged violations of federal consumer financial protection laws.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,331 offices in 15 states and Mexico.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/23111. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, or the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the SEC, DOJ, CFPB, or other regulators or third parties in connection with or resulting from the previously disclosed investigation of our operations in Mexico or the civil investigative demand or the NORA Letter from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Interest & fees	$118,394	116,980	234,033	231,024
Insurance & other	12,611	12,289	25,882	25,325
Total revenues	131,005	129,269	259,915	256,349
Expenses:
Provision for loan losses	38,976	35,871	69,817	67,885
General and administrative expenses
Personnel	44,185	40,401	89,182	82,396
Occupancy & equipment	10,912	10,631	21,588	21,133
Advertising	5,334	4,093	10,258	6,444
Intangible amortization	275	164	461	274
Other	10,202	8,167	22,337	16,157
	70,908	63,456	143,826	126,404
Interest expense	4,791	5,519	9,037	11,105
Total expenses	114,675	104,846	222,680	205,394
Income before taxes	16,330	24,423	37,235	50,955
Income taxes	6,531	8,932	14,369	18,845
Net income	$9,799	15,491	22,866	32,110
Diluted earnings per share	$1.10	1.76	2.58	3.65
Diluted weighted average shares outstanding	8,895	8,805	8,861	8,787

Consolidated Balance Sheets
(unaudited and in thousands)

		September 30,	March 31,	September 30,
		2017	2017	2016
ASSETS
Cash		$18,780	15,200	16,255
Gross loans receivable		1,147,641	1,059,804	1,095,577
Less: Unearned interest & fees		(321,440)	(291,909)	(305,080)
Allowance for loan losses		(86,731)	(72,195)	(76,421)
Loans receivable, net		739,470	695,700	714,076
Property and equipment, net		24,358	24,185	23,898
Deferred income taxes, net		46,865	39,025	41,891
Goodwill		7,035	6,067	6,067
Intangibles, net		6,981	6,614	2,697
Other assets, net		13,580	13,797	12,514
		$857,069	800,588	817,398

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		320,750	295,136	360,586
Income tax payable		12,085	12,520	10,114
Accounts payable and accrued expenses		34,082	31,870	28,882
Total liabilities		366,917	339,526	399,582
Shareholders' equity		490,152	461,062	417,816
		$857,069	800,588	817,398

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Expenses as a percent of total revenues:
Provision for loan losses	29.8%	27.7%	26.9%	26.5%
General and administrative expenses	54.1%	49.1%	55.3%	49.3%
Interest expense	3.7%	4.3%	3.5%	4.3%

Average gross loans receivable	$1,136,164	$1,098,722	$1,106,183	$1,086,278

Average net loans receivable	$816,727	$792,684	$797,325	$785,474

Loan volume	$638,396	$617,746	$1,300,860	$1,265,875

Net charge-offs as percent of average loans	14.0%	15.6%	13.9%	15.3%

Return on average assets (trailing 12 months)	7.6%	9.0%	7.6%	9.0%

Return on average equity (trailing 12 months)	14.3%	19.6%	14.3%	19.6%

Offices opened (closed) during the period, net	-	(2)	4	(17)

Offices open at end of period	1,331	1,322	1,331	1,322

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer